Exhibit 17.2

Roger W. Cressey

June 16, 2008

Board of Directors
Good Harbor Partners Acquisition Corp.
79 Byron Road
Weston, MA 02493

Re: Resignation

To the Board of Directors:

Please be advised that I hereby resign as Vice Chairman of the Board of Directors of Good Harbor Partners Acquisition Corp., effective immediately.

Very truly yours,

/s/ Roger W. Cressey
Roger W. Cressey

20